Exhibit 11.0
                              LEGATO SYSTEMS, INC.
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)

                                             Three Months Ended  Nine months Ended
                                                September 30,      September 30,
                                               1996     1995      1996       1995
                                             -------   -------   -------   -------
Primary:

Weighted average common shares outstanding    16,675    15,696    16,408     7,944

Weighted average common equivalent shares      2,248     2,300     2,268     1,286

Shares issuable from assumed conversion of
   convertible preferred shares ..........      --        --        --       4,800

Shares related to SAB Nos. 64 and 83 .....      --        --        --         852
                                             -------   -------   -------   -------

Total weighted average common and common .    18,923    17,996    18,676    14,882
                                             -------   -------   -------   -------
   equivalent shares

Net income ...............................   $ 2,961   $ 1,697   $ 5,177   $ 3,840
                                             =======   =======   =======   =======

Net income per share .....................   $   .16   $   .09   $   .28   $   .26
                                             =======   =======   =======   =======


Fully Diluted:

Weighted average common shares outstanding    16,675    15,696    16,408     7,944

Weighted average common equivalent shares      2,328     2,316     2,345     1,322

Shares issuable from assumed conversion of
   convertible preferred shares ..........      --        --        --       4,800

Shares related to SAB Nos. 64 and 83 .....      --        --        --         852
                                             -------   -------   -------   -------

Total weighted average common and common .    19,003    18,012    18,753    14,918
   equivalent shares                         -------   -------   -------   -------


Net income ...............................   $ 2,961   $ 1,697   $ 5,177   $ 3,840
                                             =======   =======   =======   =======

Net income per share .....................   $   .16   $   .09   $   .28   $   .26
                                             =======   =======   =======   =======


     The Company  authorized a two-for-one stock split,  effective July 5, 1996.
This  stock  split  has  been  retroactively   reflected  in  the  Statement  of
Computation of Net Income Per Share.